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                                                                    EXHIBIT 99.2

TLCVISION ANNOUNCES MANAGEMENT CHANGES IN CONNECTION WITH COMPLETION OF MERGER INTEGRATION

Toronto, ON, August 9, 2004 - TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC) announced today management changes in connection with the successful completion of the integration of TLC and LaserVision, which merged in May 2002.

James C. Wachtman, TLCVision's president and chief operating officer, has been appointed to fill the seat on the company's Board of Directors vacated by the retirement of John J. (Jack) Klobnak, who before the merger, was chairman and chief executive officer of LaserVision.

Prior to the merger of TLC and LaserVision, Mr. Wachtman was President of LaserVision from August 1998 and Chief Operating Officer of North American operations of LaserVision between 1996 and 1998.

Also as part of the post-merger integration succession plan, Robert W. May will be retiring as general counsel and secretary of the company before the end of 2004. Mr. May will assist in identifying his successor to assure a smooth and complete transition. Prior to joining TLCVision, Mr. May was vice-chairman and general counsel of LaserVision.

Finally, as previously announced, B. Charles (Chuck) Bono III will retire as chief financial officer following the filing of TLCVision's 2004 second quarter report on Form 10-Q, which is scheduled for later today. Prior to joining TLCVision, he was chief financial officer of LaserVision. Mr. Bono will be succeeded as chief financial officer by Steven P. Rasche, currently TLCVision's vice president of finance.

"With the post-merger integration now complete, the succession plans that we've put in motion today leave us in a strong position for the future. The contributions of Messrs. Klobnak, May and Bono to the successful post-merger integration were immeasurable. On behalf of the company, I would like to thank them for helping to establish TLCVision as North America's premier eye care services company, " commented W. David Sullins Jr., O.D., D.O.S., chairman of TLCVision's Corporate Governance Committee.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as "may", "will", "expect", "intend", "anticipate", "estimate", "predict", "plans" or "continue" or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision's anticipated future results. See the Company's reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking
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statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.

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Stephen Kilmer
VP, Investor Relations
TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC)
(905) 238-3904